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                                  EXHIBIT 16.1

                         LETTER FROM FORMER ACCOUNTANT

                          [DOANE RAYMOND LETTERHEAD]

April 10, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: HARISTON CORPORATION (1934 ACT FILE NO. 0-13966)

     This firm acted as independent accountants for Hariston Corporation (the "Company") with respect to its fiscal year ended December 31, 1994. We have been presented with disclosure prepared by the Company relating to the Company's dismissal of this firm as independent accountants following that fiscal year which indicates that there were no disagreements between this firm and that Company which are reportable under item 304 of Regulation S-K. This will confirm that we agree with the Company's statements made in such disclosure.

Yours truly,

DOANE RAYMOND

/s/ Gerry Leonard
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Gerry Leonard, C.A.
Partner